Press Contacts: Media Relations: Blanc & Otus Public Relations for ECOtality Lisa Goodwin lgoodwin@blancandotus.com (415) 856-5113
Investor Relations: Alliance Advisors for ECOtality Thomas Walsh twalsh@allianceadvisors.net (212) 398-3486

ECOtality, Inc. Announces Appointment of

Slade Mead to Board of Directors

SCOTTSDALE, Ariz., November 2, 2007 – ECOtality, Inc. (OTC BB: ETLY), a renewable energy company that acquires and commercially advances clean electric technologies and applications, today announced the appointment of Slade Mead to the Board of Directors.

“We are pleased to welcome Mr. Mead to the ECOtality Board of Directors” said Jonathan Read, president and CEO, ECOtality. “Mr. Mead possesses a broad legal and political background with tremendous expertise in government relations that will further strengthen the mix of skills and diversity of our board. As ECOtality continues to expand its clean technology portfolio, the company will benefit from the knowledge, contacts and experience acquired during his accomplished career.”

Mr. Mead is a lawyer, professional sports consultant and former Arizona State Senator. The founder of The Baseball Players Group, Mr. Mead specializes in arbitration cases and represents several professional athletes, including Andy Roddick. Previously, Mr. Mead worked for Advantage International, a leading global sports management firm, where he ran the London office and represented several professional tennis and baseball players. Mr. Mead is a former Arizona State Senator who served on the Appropriations, Government and Education (Vice-Chair) Committees. With a deep commitment to education, Mr. Mead was voted the Arizona School Board Legislator of the Year (2003), Arizona Women’s Political Caucus Legislator of the Year (2004), and Arizona Career Technical Education Policy Maker of the Year (2004). Mr. Mead remains very active in education and state politics as he ran for Arizona Superintendent of Public Instruction in 2006, and is a Court appointed School Board and Receiver Board member for the Maricopa Regional School District.

Mr. Mead received his B.S. from Yale University and his J.D. from the University of Connecticut School Of Law.

About ECOtality, Inc.

ECOtality, Inc. (OTC BB: ETLY), headquartered in Scottsdale, Ariz., is a renewable energy company that acquires and commercially advances clean electric technologies and applications. ECOtality aggressively accelerates the development of companies and technologies that address today's global energy challenges. Through strategic acquisitions, partnerships and technology innovations, ECOtality strives to advance the market applicability of clean electric technologies to become accepted alternatives to carbon-based fuel technologies. For more information about ECOtality, Inc. please visit www.ecotality.com.

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Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.